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                                                                   Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3,
No. 333-103983) and the related prospectus of Toys "R" Us, Inc. for the registration of $800 million of Debt Securities and to the incorporation by reference therein of our report dated March 14, 2002, with respect to the consolidated financial statements of Toys "R" Us, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended February 2, 2002, filed with the Securities and Exchange Commission.



New York, New York                      /s/ Ernst & Young LLP
April 1, 2003